Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AdTheorent Holding Company, Inc. (f/k/a MCAP Acquisition Corp.) on Form S-1 of our report dated February 22, 2021, except for Notes 3, 5 and 7 which are dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of MCAP Acquisition Corp. as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Melville, NY
January 14, 2022